SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-23444

                               PAN AM CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              9300 N.W. 36TH STREET
                              MIAMI, FLORIDA 33178
                                 (305) 873-3877
   ---------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
 ---------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i) [X]
       Rule 12g-4(a)(1)(ii) [ ]
       Rule 12g-4(a)(2)(i) [ ]
       Rule 12g-4(a)(2)(ii) [ ]
       Rule 12h-3(b)(1)(i) [ ]

       Rule 12h-3(b)(1)(ii) [ ]
     quad Rule 12h-3(b)(2)(i) [ ]
       Rule 12h-3(b)(2)(i) [ ]
       Rule 12h-3(b)(2)(ii) [ ]
            Rule 15d-6 [ ]

 Approximate number of holders of record as of the certification or notice date:

     Pursuant to the requirements of the Securities Exchange Act of 1934 Pan Am Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 29, 1998                     PAN AM CORPORATION


                                        By: /s/ JOHN J. OGILBY, JR.
                                        ---------------------------
                                        Name: John J. Ogilby, Jr.
                                        Title: Vice President -
                                               Corporate Development
                                               and General Counsel